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                                EXHIBIT 3.161.1


                           ARTICLES OF INCORPORATION

                                       OF

                   COCOLA MEDIA CORPORATION OF SAN FRANCISCO


   1. The name of this corporation is COCOLA MEDIA CORPORATION OF SAN FRANCISCO.

   2. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

   3. The name and address in the State of California of this corporation's initial agent for service of process is:

                                 Gary M. Cocola
                              706 W. Herndon Ave.
                                Fresno, CA 93650

   4. This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one hundred thousand (100,000).

   5. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

   6. The corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision, the term "agent" has the meaning set forth from time to time in Section 317 of the California Corporations Code.

   Dated: January 9, 1997

                                       /s/ Gary M. Cocola
                                       ------------------
                                       Gary M. Cocola